Exhibit 35.1

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1123 – Servicer Compliance Statement

Transactions Listed With SEC

I, Shawn Kormanek, Senior Vice President of CitiMortgage, Inc., certify that:

(a) A review of CitiMortgage, Inc. (the “Servicer”) activities during the 12 month period ending December 31, 2016 (“Reporting Period”) and of its performance under the applicable servicing agreement as identified on Schedule A has been made under my supervision.

(b) To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the applicable servicing agreement in all material respects throughout the Reporting Period.

February 27, 2017

By:	/s/ Shawn Kormanek
Name:	Shawn Kormanek
Title:	Senior Vice President, CitiMortgage, Inc. Senior Officer in Charge of Servicing

Schedule A

Transactions Listed with SEC 2016

Investor/Bond Number	Security or Deal	Party the Servicer Is Reporting To (Master Servicer or Trustee or Investor)
-	SEQUOIA MORTGAGE TRUST 2013-8 (SEMT 2013-8)	CITIMORTGAGE, INC. MASTER SERVICING